Exhibit 5.1

11 August 2026

+1 284 852 1119
anton.goldstein@conyers.com

BBB Foods Inc.

Commerce House

Wickhams Cay 1

P.O. Box 3140

Road Town, Tortola

VG1110

British Virgin Islands

Dear Sir/Madam,

Re: Registration Statement on Form S-8 of BBB Foods Inc. (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Act”), of an additional 37,640,312 class A common shares, without par value, of the Company (the “Additional Class A Shares”) issuable pursuant to the Company’s 2004 Non-Qualified Stock Option Plan (as amended, the “2004 Option Plan”) .

1.
Documents Reviewed

For the purposes of giving this opinion, we have examined the following documents:

1.1.
a copy of the Registration Statement; and
1.2.
a copy of the 2004 Option Plan.

We have also reviewed:

1.3.
a copy of the certificate of incorporation of the Company dated July 9, 2004;
1.4.
a copy of the certificate of restoration of the Company to the Register of Companies dated October 24, 2018;

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1.5.
a copy of the amended and restated memorandum and articles of association of the Company, as obtained from the British Virgin Islands Registrar of Corporate Affairs (the “Registrar”) at 9:16 am on August 11, 2026;
1.6.
a copy of the company search as obtained from the Registrar at 9:16 am on August 11, 2026;
1.7.
a copy of the signed written resolutions of the directors of the Company dated February 1, 2024 (the “Board Resolutions”);
1.8.
a copy of the written resolutions of the directors of the Company dated August 7, 2026 (the “Option Board Resolutions” and, together with the Board Resolutions, the “Resolutions”);
1.9.
a certificate of good standing issued by the Registrar dated August 11, 2026;
1.10.
a certificate issued by Conyers Trust Company (BVI) Limited in its capacity as registered agent to the Company and dated August 7, 2026; and
1.11.
such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.
Assumptions

In giving this opinion, we have relied upon the following assumptions, which we have not independently verified:

2.1.
the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.
that, where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention;
2.3.
the accuracy and completeness of all factual representations made in the Registration Statement, the Resolutions and in the other documents reviewed by us;
2.4.
that there is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement;
2.5.
the accuracy and completeness of all factual representations made in the Registration Statement, the Resolutions and in the other documents reviewed by us;
2.6.
the number of Additional Class A Shares which may be delivered pursuant to the 2004 Option Plan are within the limit provided by the 2004 Option Plan;
2.7.
the issue of any Additional Class A Shares are made in accordance with the terms and conditions of the 2004 Option Plan;

2.8.
that the Resolutions were passed and approved at one or more duly convened, constituted and quorate meetings or by written resolutions signed by the requisite majority, and that the Resolutions (and the resolutions, matters and transactions approved or otherwise contemplated therein) remain in full force and effect and have not been subsequently rescinded or amended; and
2.9.
that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.
3.
QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of filing the Registration Statement and is not to be relied upon by any person in respect of any other matter.

4.
OPINION

On the basis of and subject to the foregoing we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of the British Virgin Islands and is in good standing (which good standing means solely that the Company has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies of the British Virgin Islands and thereby cease to exist under the laws of the British Virgin Islands).

2.
Upon the due issuance of the Additional Class A Shares and payment of the consideration therefor, such Additional Class A Shares will be validly issued, fully paid and non-assessable class A common shares of the Company (which non-assessability means solely that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

Except as explicitly stated herein, we make no comment with respect to any representations or warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Yours faithfully,

Conyers Dill & Pearman